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CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Denise Malecki
813-206-3916	813-206-2747
gregg.haddad@wellcare.com	denise.malecki@wellcare.com

WELLCARE ANNOUNCES EARLY TERMINATION
OF DEFERRED PROSECUTION AGREEMENT

Tampa, Florida (April 3, 2012) —WellCare Health Plans, Inc. (NYSE: WCG) today announced that the United States Attorney’s Office for the Middle District of Florida (USAO) and the Florida Attorney General’s Office have agreed to early termination of the Deferred Prosecution Agreement (DPA) entered into on May 5, 2009. The DPA termination is effective immediately and includes an agreement to seek dismissal of the criminal charges against the company within five days. This action acknowledges that WellCare has fulfilled all of its obligations under the DPA.

The original term of the DPA was 36 months from the date of its execution; however, the DPA provided that the term could be reduced by the USAO upon consideration of WellCare’s remedial actions, compliance with applicable health care laws and regulations, as well as written reports from an independent Monitor appointed to oversee WellCare’s compliance with the DPA.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company served approximately 2.6 million members nationwide as of December 31, 2011. For more information about WellCare, please visit the company's website at www.wellcare.com.